Exhibit 99.1


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Contact:
Marc Panoff, CFO              Garth Russell / Todd Fromer
Nephros, Inc.                 KCSA Worldwide
Tel: 212-781-5113             212-896-1250 / 212-896-1215

FOR IMMEDIATE RELEASE

          Nephros Reports Fourth Quarter and Year End Financial Results

NEW YORK, March 31, 2005 - Nephros, Inc. (AMEX: NEP) announced today financial results for the fourth quarter and fiscal year ended December 31, 2004.

For the 2004 fiscal year, Nephros reported net revenue of $138,406 compared with no revenue in 2003. The Company's net loss for the year was $7,596,481 versus a net loss of $5,636,000 in the comparable period of the prior year. Nephros reported a net loss attributable to common stockholders in 2004 of $19,331,013, or $4.38 per basic and diluted share compared to $7,427,000, or $4.66 per basic and diluted share, in the year-earlier period.

The net loss applicable to common shareholders includes losses attributed to preferred dividends and accretion of beneficial conversion features and issuance costs in connection with the issuance of convertible preferred stock. Total preferred dividends and accretion amounted to $11,734,533 for the fiscal year ended December 31, 2004, compared to $1,791,000 for the same period in 2003. This increase in 2004 is due primarily to the accelerated accretion of the beneficial conversion feature ("BCF") associated with our issuance of series D convertible preferred stock. Accretion of this BCF was accelerated as a result of the automatic conversion of all of our then-outstanding shares of preferred stock in connection with our initial public offering.

Nephros reported net revenue of $92,027 for the fourth quarter ended December 31, 2004 compared with no revenue in the same period prior year. The net loss in the quarter was $2,016,865 versus net income of 33,593 for the year-earlier period. Net income for the fourth quarter ended December 31, 2003 included a nonrecurring gain of approximately $1,269,000 attributable to the write-off of legal expenses. For the 2004 fourth quarter, the Company reported a net loss applicable to common stockholders of $2,016,866, or $0.17 per basic and diluted share, compared to $1,277,407, or $0.80 per basic and diluted share, for the same period in 2003. The net loss applicable to common shareholders for the fourth quarter 2003 includes losses totaling $1,311,000 attributable to preferred dividends and accretion of beneficial conversion features and issuance costs in connection with the issuance of convertible preferred stock.

In September 2004, Nephros raised $10,784,586 in net proceeds from its initial public offering (IPO) of 2,100,000 shares of common stock at a price of $6.00 per share. The weighted average common shares outstanding for the three months ended December 31, 2004 were 12,120,248 shares compared to 1,593,659 shares in the corresponding period a year ago.


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Norman Barta, chief executive officer of Nephros, said, "2004 was a historic year for Nephros. In addition to the completion of our IPO, we commenced company sales in 2004 with the launch of our advanced OLpur(TM) MD 190 hemodiafilter in the European market. We continue to expand the distribution of our core technology for the treatment of End Stage Renal Disease in Europe, as well as Japan, and have recently taken initial steps toward introducing our products in the United States."

About Nephros Inc.

Nephros, Inc., headquartered in New York, is a medical device company developing and marketing products designed to improve the quality of life for the End Stage Renal Disease (ESRD) patient, while addressing the critical financial and clinical needs of the care provider. ESRD is a disease state characterized by the irreversible loss of kidney function. Nephros believes that its products are designed to remove a range of harmful substances more effectively, and more cost-effectively, than existing treatment methods; particularly with respect to substances known collectively as "middle molecules", due to their molecular weight, that have been found to contribute to such conditions as dialysis related amyloidosis, carpal tunnel syndrome, degenerative bone disease and ultimately, to mortality in the ESRD patient.

Forward Looking Statements

This news release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding the efficacy and intended utilization of Nephros's technologies under development, are not guarantees of future performance, are based on certain assumptions and are subject to risks and uncertainties, many of which are beyond the control of Nephros. Actual results may differ materially from the expectations contained in the forward-looking statements. Factors that may cause such differences include the risk that potential products that appeared promising in early research or clinical trials to Nephros do not demonstrate efficacy or safety in subsequent pre-clinical or clinical trials, and the risk that Nephros will not obtain appropriate or necessary governmental approvals to market products. More detailed information about Nephros and the risk factors discussed above is set forth in Nephros' filings with the Securities and Exchange Commission, including Nephros's Quarterly Report on Form 10-QSB filed with the SEC on November 15, 2004. Investors and security holders are urged to read such document free of charge at the Commission's web site at www.sec.gov. Nephros does not undertake an obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

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